Exhibit 15.3

TAL Education Group	D +852 3656 6054 / +852 3656 6073
TAL Building No.1	E nathan.powell@ogier.com /
Courtyard No. 9, Qixin Middle Street, Changping District	rachel.huang@ogier.com
Beijing 102200
People’s Republic of China	Reference: NMP/RYH/503186.00004

June 12, 2026

Dear Sirs

TAL Education Group (the Company)

We hereby consent to the references to our firm’s name under the heading “Item 4. Information on the Company—Organizational Structure” in the Company's annual report on Form 20-F for the fiscal year ended February 28, 2026 (the Annual Report), which will be filed on June 12, 2026 with the Securities and Exchange Commission (the Commission) under the Securities Exchange Act of 1934, as amended, and we further consent to the incorporation by reference of our opinions under this heading into the Company’s Registration Statements on Form S-8 (Registration No. 333-172178, 333-249518 and 333-275096). We also consent to the filing of this consent letter with the Commission as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Ogier

Ogier

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen's Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Joanne Collett Dennis Li Cecilia Li	Yuki Yan David Lin Alan Wong Janice Chu Zhao Rong Ooi Rachel Huang** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong